UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.    ) *

ContextLogic Inc. (d/b/a “Wish”)

(Name of Issuer)

Class A common stock, par value $0.0001 per share

(Title of Class of Securities)

21077C 107

(CUSIP Number)

December 31, 2020

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 21077C 107	SCHEDULE 13G	Page 2 of 11 Pages

1.	Names of Reporting Persons DST Global Advisors Limited
2.	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3.	Sec Use Only
4.	Citizenship or Place of Organization British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 103,795,380 (1)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 103,795,380 (1)
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 103,795,380 (1)
10.	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11.	Percent of class represented by amount in row (9) 21.7%(2)
12.	Type of Reporting Person (See Instructions) CO

(1)

Includes (i) 34,403,400 shares of Class A common stock of the Issuer (“Class A Shares”) directly held by DST Global IV, L.P., (ii) 6,478,250 Class A Shares directly held by DST Global IV Co-Invest, L.P., (iii) 28,585,330 Class A Shares directly held by DST Investments XI, L.P., (iv) 16,195,640 Class A Shares directly held by DST Global V, L.P., (v) 13,524,220 Class A Shares directly held by DST Investments XV, L.P., and (vi) 4,608,540 Class A Shares directly held by DST Investments XVI, L.P. DST Global IV, L.P., DST Global IV Co-Invest, L.P. and DST Investments XI, L.P. are each controlled by DST Managers Limited, their respective general partner. DST Global V, L.P., DST Investments XV, L.P., and DST Investments XVI, L.P. are each controlled by DST Managers V Limited, their respective general partner. The equity of DST Managers Limited and DST Managers V Limited is held by DST Global Advisors Limited, which is indirectly wholly owned by Galileo (PTC) Limited.

(2)

The percentage is calculated based on a total of 478,122,851 Class A Shares outstanding, as reported in the Issuer’s Prospectus on Form 424B4 filed with the Securities and Exchange Commission on December 17, 2020 in connection with the Issuer’s initial public offering of Class A Shares and assumes no exercise by the underwriters of their over-allotment option.

CUSIP No. 21077C 107	SCHEDULE 13G	Page 3 of 11 Pages

1.	Names of Reporting Persons DST Global IV, L.P.
2.	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3.	Sec Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 34,403,400
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 34,403,400
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 34,403,400
10.	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11.	Percent of class represented by amount in row (9) 7.2%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)

The percentage is calculated based on a total of 478,122,851 Class A Shares outstanding, as reported in the Issuer’s Prospectus on Form 424B4 filed with the Securities and Exchange Commission on December 17, 2020 in connection with the Issuer’s initial public offering of Class A Shares and assumes no exercise by the underwriters of their over-allotment option.

CUSIP No. 21077C 107	SCHEDULE 13G	Page 4 of 11 Pages

1.	Names of Reporting Persons DST Global IV Co-Invest L.P.
2.	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3.	Sec Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 6,478,250
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 6,478,250
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,478,250
10.	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11.	Percent of class represented by amount in row (9) 1.4%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)

The percentage is calculated based on a total of 478,122,851 Class A Shares outstanding, as reported in the Issuer’s Prospectus on Form 424B4 filed with the Securities and Exchange Commission on December 17, 2020 in connection with the Issuer’s initial public offering of Class A Shares and assumes no exercise by the underwriters of their over-allotment option.

CUSIP No. 21077C 107	SCHEDULE 13G	Page 5 of 11 Pages

1.	Names of Reporting Persons DST Investments XI, L.P.
2.	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3.	Sec Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 28,585,330
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 28,585,330
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 28,585,330
10.	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11.	Percent of class represented by amount in row (9) 6.0%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)

The percentage is calculated based on a total of 478,122,851 Class A Shares outstanding, as reported in the Issuer’s Prospectus on Form 424B4 filed with the Securities and Exchange Commission on December 17, 2020 in connection with the Issuer’s initial public offering of Class A Shares and assumes no exercise by the underwriters of their over-allotment option.

CUSIP No. 21077C 107	SCHEDULE 13G	Page 6 of 11 Pages

1.	Names of Reporting Persons DST Global V, L.P.
2.	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3.	Sec Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 16,195,640
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 16,195,640
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 16,195,640
10.	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11.	Percent of class represented by amount in row (9) 3.4% (1)
12.	Type of Reporting Person (See Instructions) PN

(1)

The percentage is calculated based on a total of 478,122,851 Class A Shares outstanding, as reported in the Issuer’s Prospectus on Form 424B4 filed with the Securities and Exchange Commission on December 17, 2020 in connection with the Issuer’s initial public offering of Class A Shares and assumes no exercise by the underwriters of their over-allotment option.

CUSIP No. 21077C 107	SCHEDULE 13G	Page 7 of 11 Pages

1.	Names of Reporting Persons DST Investments XV, L.P.
2.	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3.	Sec Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 13,524,220
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 13,524,220
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,524,220
10.	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11.	Percent of class represented by amount in row (9) 2.8% (1)
12.	Type of Reporting Person (See Instructions) PN

(1)

The percentage is calculated based on a total of 478,122,851 Class A Shares outstanding, as reported in the Issuer’s Prospectus on Form 424B4 filed with the Securities and Exchange Commission on December 17, 2020 in connection with the Issuer’s initial public offering of Class A Shares and assumes no exercise by the underwriters of their over-allotment option.

CUSIP No. 21077C 107	SCHEDULE 13G	Page 8 of 11 Pages

1.	Names of Reporting Persons DST Investments XVI, L.P.
2.	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3.	Sec Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 4,608,540
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 4,608,540
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,608,540
10.	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11.	Percent of class represented by amount in row (9) 1.0%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)

The percentage is calculated based on a total of 478,122,851 Class A Shares outstanding, as reported in the Issuer’s Prospectus on Form 424B4 filed with the Securities and Exchange Commission on December 17, 2020 in connection with the Issuer’s initial public offering of Class A Shares and assumes no exercise by the underwriters of their over-allotment option.

CUSIP No. 21077C 107	SCHEDULE 13G	Page 9 of 11 Pages

1.	Names of Reporting Persons DST Managers Limited
2.	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3.	Sec Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 69,466,980 (1)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 69,466,980 (1)
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 69,466,980 (1)
10.	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11.	Percent of class represented by amount in row (9) 14.5% (2)
12.	Type of Reporting Person (See Instructions) CO

(1)

Includes (i) 34,403,400 shares of Class A common stock of the Issuer (“Class A Shares”) directly held by DST Global IV, L.P., (ii) 6,478,250 Class A Shares directly held by DST Global IV Co-Invest, L.P., and (iii) 28,585,330 Class A Shares directly held by DST Investments XI, L.P. DST Global IV, L.P., DST Global IV Co-Invest, L.P. and DST Investments XI, L.P. are each controlled by DST Managers Limited, their respective general partner.

(2)

The percentage is calculated based on a total of 478,122,851 Class A Shares outstanding, as reported in the Issuer’s Prospectus on Form 424B4 filed with the Securities and Exchange Commission on December 17, 2020 in connection with the Issuer’s initial public offering of Class A Shares and assumes no exercise by the underwriters of their over-allotment option.

CUSIP No. 21077C 107	SCHEDULE 13G	Page 10 of 11 Pages

1.	Names of Reporting Persons DST Managers V Limited
2.	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3.	Sec Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 34,328,400 (1)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 34,328,400 (1)
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 34,328,400 (1)
10.	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11.	Percent of class represented by amount in row (9) 7.2%(2)
12.	Type of Reporting Person (See Instructions) CO

(1)

Includes (i) 16,195,640 shares of Class A common stock of the Issuer (“Class A Shares”) directly held by DST Global V, L.P., (ii) 13,524,220 Class A Shares directly held by DST Investments XV, L.P., and (iii) 4,608,540 Class A Shares directly held by DST Investments XVI, L.P. DST Global V, L.P., DST Investments XV, L.P., and DST Investments XVI, L.P. are each controlled by DST Managers V Limited, their respective general partner.

(2)

The percentage is calculated based on a total of 478,122,851 Class A Shares outstanding, as reported in the Issuer’s Prospectus on Form 424B4 filed with the Securities and Exchange Commission on December 17, 2020 in connection with the Issuer’s initial public offering of Class A Shares and assumes no exercise by the underwriters of their over-allotment option.

CUSIP No. 21077C 107	SCHEDULE 13G	Page 11 of 11 Pages

1.	Names of Reporting Persons Galileo (PTC) Limited
2.	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3.	Sec Use Only
4.	Citizenship or Place of Organization British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 103,795,380 (1)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 103,795,380 (1)
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 103,795,380 (1)
10.	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11.	Percent of class represented by amount in row (9) 21.7%(2)
12.	Type of Reporting Person (See Instructions) CO

(1)

Includes (i) 34,403,400 shares of Class A common stock of the Issuer (“Class A Shares”) directly held by DST Global IV, L.P., (ii) 6,478,250 Class A Shares directly held by DST Global IV Co-Invest, L.P., (iii) 28,585,330 Class A Shares directly held by DST Investments XI, L.P., (iv) 16,195,640 Class A Shares directly held by DST Global V, L.P., (v) 13,524,220 Class A Shares directly held by DST Investments XV, L.P., and (vi) 4,608,540 Class A Shares directly held by DST Investments XVI, L.P. DST Global IV, L.P., DST Global IV Co-Invest, L.P. and DST Investments XI, L.P. are each controlled by DST Managers Limited, their respective general partner. DST Global V, L.P., DST Investments XV, L.P., and DST Investments XVI, L.P. are each controlled by DST Managers V Limited, their respective general partner. The equity of DST Managers Limited and DST Managers V Limited is held by DST Global Advisors Limited, which is indirectly wholly owned by Galileo (PTC) Limited.

(2)

The percentage is calculated based on a total of 478,122,851 Class A Shares outstanding, as reported in the Issuer’s Prospectus on Form 424B4 filed with the Securities and Exchange Commission on December 17, 2020 in connection with the Issuer’s initial public offering of Class A Shares and assumes no exercise by the underwriters of their over-allotment option.

Item 1.	Issuer

(a)	Name of Issuer: ContextLogic, Inc. (d/b/a “Wish”) (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

One Sansome Street, 40th Floor

San Francisco, CA 94104

Item 2.	Filing Person

(a) –	(c) Name of Persons Filing; Address; Citizenship:

This statement on Schedule 13G is being filed jointly by the following persons, collectively, the “Reporting Persons”:

(i)	DST Global Advisors Limited

Address: c/o Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands

Citizenship: British Virgin Islands

(ii)	DST Global IV Co-Invest, L.P.

Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands

Citizenship: Cayman Islands

(iii)	DST Global IV, L.P.

Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands

Citizenship: Cayman Islands

(iv)	DST Investments XI, L.P.

Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands

Citizenship: Cayman Islands

(v)	DST Managers Limited

Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands

Citizenship: Cayman Islands

(vi)	DST Global V, L.P.

Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Island

Citizenship: Cayman Islands

(vii)	DST Investments XV, L.P.

Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Island

Citizenship: Cayman Islands

(viii)	DST Investments XVI, L.P.

Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Island

Citizenship: Cayman Islands

(ix)	DST Managers V Limited

Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands

Citizenship: Cayman Islands

(x)	Galileo (PTC) Limited

Address: c/o Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands

Citizenship: British Virgin Islands

(d)	Title of Class of Securities: Class A common stock, par value of $0.0001 per share, of the Issuer.

(e)	CUSIP No.: 21077C 107

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act;

(b)	☐	Bank as defined in Section 3(a)(6) of the Act;

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership

(a) The information required by Items 4(a) is set forth in Row 9 of the cover page for each Reporting Person and is incorporated herein by reference.

(b) The information required by Items 4(b) is set forth in Row 11 of the cover page for each Reporting Person and is incorporated herein by reference.

(c) The information required by Items 4(c) is set forth in Rows 5-8 of the cover page for each Reporting Person and is incorporated herein by reference.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of more than Five Percent on Behalf of Another Person.

Not applicable

Item 7.	Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company or control person.

Not applicable.

Item 8.	Identification and classification of members of the group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 2021

DST GLOBAL ADVISORS LIMITED

By:	/s/ Despoina Zinonos
Name:	Despoina Zinonos
Title:	President

DST GLOBAL IV CO-INVEST, L.P.

By:	/s/ Despoina Zinonos
Name:	Despoina Zinonos
Title:	as President of its General Partner, DST Managers Limited

DST GLOBAL IV, L.P.

By:	/s/ Despoina Zinonos
Name:	Despoina Zinonos
Title:	as President of its General Partner, DST Managers Limited

DST INVESTMENTS XI, L.P.

By:	/s/ Despoina Zinonos
Name:	Despoina Zinonos
Title:	as President of its General Partner, DST Managers Limited

DST MANAGERS LIMITED

By:	/s/ Despoina Zinonos
Name:	Despoina Zinonos
Title:	President

DST GLOBAL V, L.P.

By:	/s/ Despoina Zinonos
Name:	Despoina Zinonos
Title:	as President of its General Partner, DST Managers V Limited

DST INVESTMENTS XV, L.P.

By:	/s/ Despoina Zinonos
Name:	Despoina Zinonos
Title:	as President of its General Partner, DST Managers V Limited

DST INVESTMENTS XVI, L.P.

By:	/s/ Despoina Zinonos
Name:	Despoina Zinonos
Title:	as President of its General Partner, DST Managers V Limited

DST MANAGERS V LIMITED

By:	/s/ Despoina Zinonos
Name:	Despoina Zinonos
Title:	President

GALILEO (PTC) LIMITED

By:	/s/ Despoina Zinonos
Name:	Despoina Zinonos
Title:	President